Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

SatCon Technology Corporation®

Gary Brandt

VP, Corporate Development

617-897-2407

SATCON TECHNOLOGY REPORTS QUARTERLY RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2006

Backlog at $32 Million, Including $16 Million

Related to Stationary Power Systems

Company Also Provides Nine Month Results

As a Result of Previously Announced Change in Year End

Boston, MA – November 16, 2006 – SatCon Technology Corporation© (Nasdaq CM: SATC), a developer and manufacturer of power electronic products for the alternative energy markets, today announced its operating results for the quarter ended September 30, 2006.  Revenue for the nine months ended September 30, 2006 decreased $2.6 million or 10% to $24.2 million principally as a result of the Company exiting non-strategic product lines, partially offset by a 23% increase in revenue from its Stationary Power Systems division.  Operating loss for the nine months ended September 30, 2006 increased to $10.2 million compared with an operating loss of $8.3 million for the same period in 2005 as a result of lower revenue combined with increased investment spending of approximately $1.1 million in its core businesses, including renewable energy.

Orders on hand are at an all-time high of $32 million, including $16 million for the Stationary Power Systems division.  While total orders on hand are up over 50% compared with this same time a year ago, the orders on hand for the Stationary Power Systems division are up approximately 150%, compared with $6 million a year ago, and is indicative of the success the Company is having in its Stationary Power Systems product lines.

“I am pleased to see the growth in our Stationary Power Systems division revenues and order backlog,” commented David Eisenhaure, President and Chief Executive Officer.  “For the quarter and nine months ended September 30, 2006, Stationary Power Systems division revenues increased 28% and 21%, respectively, driven by continued market success in solar inverters.”

On September 20, 2006 the Company announced that it is streamlining its operations to focus spending on its growing Stationary Power Systems division.   In order to ensure that the Company will be able to respond effectively to these rapidly emerging market opportunities, steps are being taken to: (1) curtail activities in non-strategic product lines; and (2) direct working capital towards growth markets like alternative energy inverters.

Net loss for the quarter was $7.6 million, or $0.19 per share, compared with a net loss of $4.2 million, or $0.12 per share, for the same period in 2005.  Net loss for the nine months ended September 30, 2006 was $14.3 million, or $0.37 per share, compared with a net loss of $8.8 million, or $0.26 per share, for the same period in 2005.  A major contributor to the increase in net loss for both the quarter and year to date (as compared to the prior periods in 2005) was non-cash financing charges associated with the valuation of derivatives related to the recently issued convertible notes and related warrants.

Product Line Revenues

The Company continues to support growth in the Stationary Power Systems division.   At September 30, 2006, approximately $16 million, or 50%, of the orders on hand were from the Stationary Power Systems division compared with approximately $6 million, or approximately 30% of the total orders on hand at September 30, 2005.   For the nine months ended September 30, 2006, the Stationary Power Systems division revenues were $9.7 million, or 40% of total revenues, compared with $7.9 million, or 29% of total revenues for the nine months ended September 30, 2005.  As a further indication of the pace of the changing revenue mix, the Stationary Power Systems division revenues were $4.1 million, or 48% of total revenues for the most recent quarter ended September 30, 2006, compared with $3.2 million, or 31% of total revenues, for the comparable quarter in 2005.  Commercial grade solar inverters continue to gain market traction and represent approximately $2.2 million, or 26%, and $5.5 million, or 23%, of its total corporate revenues for the quarter and year-to-date, respectively, compared with approximately $1.5 million, or 15%, and $3.0 million, or 11%, for the comparable periods in the prior year.

For the nine months ended September 30, 2006, Electronics revenues were $7.5 million, or 30% of total revenues, compared with $7.3 million, or 27% of total revenues for the comparable period in 2005.   This business has been a stable revenue generator for the Company.

For the nine months ended September 30, 2006 Applied Technology revenues were $3.5 million, or 15%, of total revenues compared with $5.2 million, or 20%, of total revenues for the comparable period in 2005.  Government funding of its power technology initiatives subsidizes the Company’s research and development activity, as well as advances its power electronics portfolio.

For the nine months ended September 30, 2006 other power systems, based in Worcester, recorded revenues of $3.5 million, or 15%, of total revenues compared with $6.4 million, or 24%, of total revenues for the comparable period in 2005.    The year over year decline of $2.9 million is primarily due to the sale of the Shaker product line in December 2005 and lower MagLev revenue.

 Operating Expenses and Margins

Total operating expenses for the quarter ended September 30, 2006 were $12.0 million compared with $14.3 million for the comparable period in 2005.  Excluding combined direct material and labor costs of $5.3 million, which are volume related, overhead costs were $6.7 million, a 10% reduction compared with $7.4 million for the prior year.

Total operating expenses for the nine months ended September 30, 2006 were $34.4 million compared with $35.0 million for the comparable period in 2005.  Excluding combined direct material and labor costs of $13.8 million, which are volume related, overhead costs were $20.6 million, a 5% increase, compared with $19.7 million for the prior year.  Excluding an incremental $1.1 million in investment spending in new product and marketing initiatives, overhead expenses were essentially flat compared with the comparable period in 2005.

Direct margins (Revenues minus Direct Materials and Direct Labor) for the Company are increasingly being driven by its Stationary Power Systems division and Electronics business, which combined, now represent $17.3 million, or 71% of nine months-to-date revenues.  Combined direct margins for Stationary Power Systems division and Electronics business are $7.2 million for the nine months ended September 30, 2006 compared with $6.4 million for the comparable period in 2005.

The Company recently announced the planned closing of a facility encompassing approximately one third of the Company’s capacity, as measured by square footage.  While the Company will incur certain charges associated with the closing of this facility (as previously disclosed), this closing is expected to result in a reduction in annual overhead expenses of approximately $3 million, or 15%.

“The steps we are taking to align our organization with our revenue growth initiatives is expected to ultimately generate profitability in our business,” said David Eisenhaure. “ As an indication of our commitment to the growth prospects in Stationary Power Systems and Electronics, approximately 67% of our employees are now dedicated to these faster growing businesses, up from 55% one year ago.  We expect this trend to continue.”

The Company will conduct a conference call on Thursday, November 16, 2006 at 10:00 AM Eastern Time. Interested parties should call 800.289.0572 (US and Canada) or 913.981.5543 (International) five minutes in advance to participate.   The call will also be open to all interested investors through a live audio Web broadcast accessible at the SatCon corporate website, www.satcon.com.

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and motors for the Alternative Energy, Hybrid-Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets.  For further information, please visit the SatCon website at www.satcon.com. SATC-E

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  There can be no assurance that the company will continue to maintain this level of new orders or that it can successfully deliver the components and systems ordered.    Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.

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SATCON TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,956,729	$9,194,720
Restricted cash and cash equivalents	84,000	84,000
Accounts receivable, net of allowance of $839,062 and $651,463 at September 30, 2006 and December 31, 2005, respectively	6,416,035	5,332,668
Unbilled contract costs and fees	266,166	114,899
Inventory	7,112,518	6,502,168
Prepaid expenses and other current assets	419,774	710,924
Total current assets	$24,255,222	$21,939,379
Property and equipment, net	2,838,234	3,396,432
Goodwill, net	704,362	704,362
Intangibles, net	1,357,154	1,736,152
Other long-term assets	124,179	551,750
Total assets	$29,279,151	$28,328,075

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank line of credit	$—	$2,000,000
Current portion of long-term debt	156,734	155,919
Accounts payable	3,709,826	3,243,675
Accrued payroll and payroll related expenses	1,747,308	1,502,681
Other accrued expenses	2,120,266	1,903,130
Accrued contract losses	84,779	84,779
Current portion of senior secured convertible notes	2,502,247	—
Current portion of investor and placement agent warrant liability	255,811	—
Deferred revenue	2,405,586	2,359,672
Total current liabilities	$12,982,557	$11,249,856
Redeemable convertible Series B preferred stock (345 and 425 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively; face value $5,000 per share; liquidation preference 100%)	1,725,000	2,125,000
Long-term debt, net of current portion	—	117,715
Long-term Senior secured convertible notes, net of current portion	9,515,393	—
Long-term warrant liability, net of current portion	2,471,593	—
Other long-term liabilities	109,252	334,435
Total liabilities	$26,803,795	$13,827,006

Commitments and contingencies (Note H)

Stockholders’ equity:
Common stock; $0.01 par value, 100,000,000 and 50,000,000 shares authorized at September 30, 2006 and December 31, 2005, respectively; 39,546,635 and 38,382,706 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	395,466	383,827
Additional paid-in capital	155,683,445	153,450,771
Accumulated deficit	(153,517,304)	(139,213,827)
Accumulated other comprehensive loss	(86,251)	(119,702)
Total stockholders’ equity	$2,475,356	$14,501,069
Total liabilities and stockholders’ equity	$29,279,151	$28,328,075

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Product revenue	$7,232,110	$7,518,182	$20,745,333	$21,621,380
Funded research and development and other revenue	1,259,301	2,822,745	3,456,073	5,150,643
Total revenue	8,491,411	10,340,927	24,201,406	26,772,023
Operating costs and expenses:
Cost of product revenue	7,263,847	7,764,620	19,784,845	20,412,485
Research and development and other revenue expenses:
Funded research and development and other revenue expenses	1,123,566	2,512,622	3,201,650	4,664,671

Unfunded research and development expenses	522,073	232,302	1,594,974	467,887

Total research and development and other revenue expenses	1,645,639	2,744,924	4,796,624	5,132,558
Selling, general and administrative expenses	2,898,676	2,757,051	9,651,652	8,279,916
Amortization of intangibles	97,794	111,671	321,136	335,013
Gain on sale of assets	(209,054)	(317,802)	(399,015)	(317,802)
Write-off of impaired long-lived assets	—	1,190,436	—	1,190,436
Restructuring costs	262,000	—	262,000	—
Total operating costs and expenses	11,958,902	14,250,900	34,417,242	35,032,606
Operating loss	(3,467,491)	(3,909,973)	(10,215,836)	(8,260,583)
Net unrealized gain on warrants to purchase common stock	—	(1,511)	—	(28,975)
Other income (expense), net	(3,722,788)	37,178	(3,659,417)	(98,566)
Interest income	121,976	14,412	274,758	40,091
Interest expense	(514,866)	(313,592)	(702,982)	(465,634)
Net loss	$(7,583,169)	$(4,173,486)	$(14,303,477)	$(8,813,667)
Net loss per weighted average share, basic and diluted	$(0.19)	$(0.12)	$(0.37)	$(0.26)
Weighted average number of common shares, basic and diluted	39,519,376	35,870,620	39,052,834	34,161,256